EXHIBIT 16.1

MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

February 2, 2009

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC
20549 USA

Dear Sirs:

Re:	TIMBERJACK SPORTING SUPPLIES, INC.

We were previously the principal accountants for Timberjack Sporting Supplies, Inc. and we reported on the financial statements of Timberjack Sporting Supplies, Inc. for the period from inception, September 8, 2005 through the year ended September 30, 2008.  As of February 2, 2009, we were not engaged as the principal accountants for Timberjack Sporting Supplies, Inc. We have read Timberjack Sporting Supplies, Inc’s. statements under Item 4.01 of its Form 8-K, dated February 2, 2009, and we agree with such statements.

For the most recent fiscal period through to September 30, 2008, there has been no disagreement between Timberjack Sporting Supplies, Inc. and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered.
Las Vegas, Nevada